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                                         Supplement to Prospectus dated May 1995
                                    Filed pursuant to Rules 424(b)(3) and (c)(2)
                                            Registration Statement No. 33-58579



                                    [LOGO]
                             NATIONAL AUTO CREDIT


February 7, 1996


Dear Member Dealer:

NAC would like to thank you, our member dealers, for the successful fiscal year just ended. As we begin another year, we would like to take a moment and reflect upon the particular success of the NAC 100 Stock Option Plan announced in May of 1995.

This unique plan allowed more than 60 dealers who qualified for the program the opportunity to participate in the potential future growth of NAC common stock. The NAC 100 Stock Option Plan granted these member dealers stock options based on the number of retail installment contracts accepted and funded by NAC. More than 75,000 options were issued under this plan during the past year.

In view of the success of this plan and the company's desire to build on its relationship with its dealer network, the company's Board of Directors has authorized the reinstatement of this plan for another year. As a result, effective February 1, 1996 we begin anew and we want to remind each member dealer of the benefits of this unique stock option plan. Dealers in good standing who generate a minimum of 100 retail installment contracts funded by NAC in fiscal 1997 (February 1, 1996 - January 31, 1997) qualify to receive stock options for 1000 shares of NAC common stock. Thereafter, for every additional 100 retail installment contracts accepted and funded, NAC will grant options for an additional 500 shares of NAC common stock.

Partner with us in the future growth of NAC and share in the potential of this program.

For more details please refer your inquiry to:

                                Mr. Chris Zerull
                                National Auto Credit
                                30000 Aurora Road
                                Solon, Ohio 44139


Sincerely,
NAC Management


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   NATIONAL AUTO CREDIT - 30000 AURORA RD. - SOLON, OH 44319 - 216/349-1000